THE FINANCE COMPANY OF PENNSYLVANIA

                       PUBLIC LEDGER BUILDING, SUITE 630
                        150 SOUTH INDEPENDENCE MALL WEST
                        PHILADELPHIA, PENNSYLVANIA 19106
                            TELEPHONE: 215-351-4778


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                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON APRIL 16, 2003

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     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of The
Finance Company of Pennslyvania corporation, will be held in the Independence Room of The Downtown Club. Public Ledger Building, 11th Floor, S.W. Corner 6th and Chestnut Streets, Philadelphia, Pennsylvania 19106 on Wednesday. April 16, 2003 at 10:30 A.M., Local Time, for the following purposes:

     1. To elect two directors to hold office for a term of three years and until their successors are duly elected and qualified.

     2. To vote upon ratification of the selection of Deloitte & Touche LLP as auditors of the Company for the period April 16, 2003 to April 21, 2004.

     2. To transact such other business as may properly come before the Meeting or any adjournment thereof; all as set forth in the Proxy Statement accompanying this Notice.

     The Stock transfer books of the Company will not be closed but, in lieu thereof, the Board of Directors has fixed the close of business on February 21, 2003, as the record date for the determination of stockholders who will be entitled to notice of, and to vote at, the Meeting.

                      By order of the Board of Directors,


                                        DORANNE H. CASE
                                Assistant Secretary/Treasurer

Dated: March 3, 2003


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